                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             Post Properties, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                         [POST PROPERTIES, INC. LOGO]

                                April 10, 1997

Dear Shareholder:

     You are cordially invited to attend the 1997 Annual Meeting of Shareholders of Post Properties, Inc. to be held on May 22, 1997 at 3350 Cumberland Circle, Suite 2200, Atlanta, Georgia 30339-3363. The meeting will begin promptly at 9:00 a.m., local time, and we hope that it will be possible for you to attend.

     The items of business are listed in the following Notice of Annual Meeting and are more fully addressed in the Proxy Statement provided herewith.

     Please date, sign, and return your proxy card in the enclosed envelope at your convenience to assure that your shares will be represented and voted at the Annual Meeting even if you cannot attend. If you attend the Annual Meeting, you may vote your shares in person even though you have previously signed and returned your proxy.

     On behalf of your Board of Directors, thank you for your continued support and interest in Post Properties, Inc.

                                           Sincerely,

                                           /s/ John A. Williams
                                           John A. Williams
                                           Chairman of the Board and
                                             Chief Executive Officer

                         [POST PROPERTIES, INC. LOGO]

                             POST PROPERTIES, INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            TO BE HELD MAY 22, 1997

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Post Properties, Inc. will be held at 3350 Cumberland Circle, Suite 2200, Atlanta, Georgia, on Thursday, May 22, 1997 at 9:00 a.m., local time, for the following purposes:

          (i) To elect two directors to serve until the 2000 Annual Meeting of Shareholders; and

          (ii) To transact such other business as may properly come before the meeting or any adjournment thereof.

     Only the holders of record of Common Stock of the Company at the close of business on March 19, 1997 are entitled to notice of and to vote at the Annual Meeting of Shareholders and any adjournment thereof. A list of shareholders as of the close of business on March 19, 1997, will be available at the Annual Meeting of Shareholders for examination by any shareholder, his agent, or his attorney.

     Your attention is directed to the Proxy Statement provided with this Notice.

                                           By Order of the Board of Directors,

                                           /s/ Sherry W. Cohen
                                           Sherry W. Cohen
                                           Senior Vice President and Secretary

Atlanta, Georgia
April 10, 1997

     WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHICH DOES NOT REQUIRE ANY POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE MEETING, YOU MAY REVOKE THE PROXY AND VOTE YOUR SHARES IN PERSON.

                             POST PROPERTIES, INC.
                       3350 CUMBERLAND CIRCLE, SUITE 2200
                          ATLANTA, GEORGIA 30339-3363

                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 22, 1997

     The 1997 Annual Meeting of Shareholders (the "Annual Meeting") of Post Properties, Inc. (the "Company") will be held on May 22, 1997, for the purposes set forth in the Notice of Annual Meeting of Shareholders attached hereto. The enclosed form of proxy is solicited by the Board of Directors of the Company (the "Board" or "Board of Directors") and the cost of the solicitation will be borne by the Company. When the proxy is properly executed and returned, the shares of Common Stock of the Company it represents will be voted as directed at the Annual Meeting or any adjournment thereof or, if no direction is indicated, such shares of Common Stock will be voted in favor of the proposals set forth in the Notice of Annual Meeting of Shareholders attached hereto. Any shareholder giving a proxy has the power to revoke it at any time before it is voted. All proxies delivered pursuant to this solicitation are revokable at any time at the option of the persons executing them by giving written notice to the Secretary of the Company, by delivering a later-dated proxy or by voting in person at the Annual Meeting.

     Only holders of Common Stock of record as of the close of business on March 19, 1997 (the "record date") will be entitled to vote at the Annual Meeting. As of that date, the Company had outstanding 21,958,319 shares of Common Stock. Shareholders of record as of the close of business on March 19, 1997 are entitled to one vote for each share of Common Stock held. No cumulative voting rights are authorized and dissenters' rights for shareholders are not applicable to the matters being proposed. It is anticipated that this Proxy Statement and the accompanying proxy will first be mailed to holders of Common Stock of the Company on or about April 10, 1997.

     The presence in person or by proxy of holders of a majority of the shares of Common Stock outstanding on the record date will constitute a quorum for the transaction of business at the Annual Meeting or any adjournment thereof. The affirmative vote of a plurality of the shares of Common Stock present in person or by proxy and entitled to vote is required to elect directors. With respect to any other matter that may properly come before the Annual Meeting, the approval of any such matter would require a greater number of votes cast in favor of the matter than the number of votes cast opposing such matter. Shares of Common Stock held by nominees for beneficial owners will be counted for purposes of determining whether a quorum is present if the nominee has the discretion to vote on at least one of the matters presented even if the nominee may not exercise discretionary voting power with respect to other matters and voting instructions have not been received from the beneficial owner (a "broker non-vote"). Broker non-votes will not be counted as votes for or against matters presented for shareholder consideration, including the election of directors. Abstentions with respect to a proposal are counted for purposes of establishing a quorum. If a quorum is present, abstentions have no effect on the outcome of any vote, including the election of directors.

                             ELECTION OF DIRECTORS

     Under the Bylaws of the Company, the number of directors on the Board is fixed at six, unless the Board authorizes another number of directors, but in any case the Bylaws require at least three and no more than fifteen directors to constitute a full Board. The Board has, from time to time, increased or decreased the number of directors constituting a full Board in order to accommodate appointments or resignations, respectively, of members of the Board. The Bylaws divide the Board into three classes with the directors in each class serving a term of three years. There are two directors, Herschel M. Bloom and J.C. Shaw, who have been nominated to stand for reelection as directors at the Annual Meeting. In addition to the two nominees, there are five other directors continuing to serve on the Board, whose terms expire in 1998 and 1999.

     Except as otherwise provided herein, the proxy solicited hereby cannot be voted for the election of a person to fill a directorship for which no nominee is named in this Proxy Statement. The Board has no reason to believe that any of the nominees for the office of director will be unavailable for election as a director. However, if at the time of the Annual Meeting any of the nominees should be unable to serve or, for good cause, will not serve, the persons named in the proxy will vote as recommended by the Board to elect substitute nominees recommended by the Board. In no event, however, can a proxy be voted to elect more than two directors.

     The following list sets forth the names of the two nominees for reelection to the Board to serve until the Annual Meeting of Shareholders in 2000, or until their successors are duly elected and qualified. Such list also contains, as to each nominee and incumbent director, certain biographical information, a brief description of principal occupation and business experience during the past five years, directorships of companies (other than the Company) presently held, and certain other information, which information has been furnished by the respective individuals.

NOMINEES FOR ELECTION -- TERM EXPIRING 1997

     Herschel M. Bloom has been a director of the Company since May 1994. Mr. Bloom is currently, and has been for more than five years, a partner in the law firm of King & Spalding, which has represented the Company since 1971. Mr. Bloom is also a director of Russell Corporation. Mr. Bloom is 54 years old.

     J.C. Shaw has been a director of the Company since July 1993. Mr. Shaw is currently, and has been for more than five years, Chairman Emeritus of the Board of Shaw Industries, Inc., a carpet manufacturer. Mr. Shaw is 67 years old.

     THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR HERSCHEL M. BLOOM AND J.C. SHAW TO HOLD OFFICE UNTIL THE ANNUAL MEETING OF SHAREHOLDERS IN 2000 OR UNTIL THEIR SUCCESSORS ARE DULY ELECTED AND QUALIFIED.

INCUMBENT DIRECTORS -- TERM EXPIRING 1998

     Arthur M. Blank has been a director of the Company since May 1994. Mr. Blank has been President, Chief Operating Officer and a director of The Home Depot, Inc. since it was founded in 1978. Mr. Blank is also a director of Cox Enterprises, Inc. Mr. Blank is 54 years old.

     John T. Glover has been a director of the Company since 1984. Mr. Glover joined the Company in 1984 and since that time has acted as its President, Chief Operating Officer and Treasurer. Mr. Glover is a director of Haverty's Furniture Companies, Inc., SunTrust Bank of Georgia, Inc. and SunTrust Bank, Atlanta. In addition, he is a member of the Board of Governors of the National Association of Real Estate Investment Trusts and a member of the board of directors of the National Realty Committee and the National Multi-Housing Council. Mr. Glover is 50 years old.

     William A. Parker, Jr. has been a director of the Company since July 1993. Mr. Parker is currently the Chairman of the Board of Directors of Seminole Investment Company, L.L.C., a private business engaged in investments and for at least five years prior thereto was Chairman of the Board of Directors of a private business engaged in investments. He is also a director of Genuine Parts Company, Georgia Power Company, Haverty Furniture Companies, Inc. and The Southern Company. Mr. Parker is 69 years old.

INCUMBENT DIRECTORS -- TERM EXPIRING 1999

     Russell R. French has been a director of the Company since July 1993. Mr. French is currently, and has been for more than five years, a general partner of Moseley & Co. I and II and a member of Moseley & Co. III, each of which is the general partner or manager of a venture capital fund. Mr. French is 51 years old.

     John A. Williams has been a director of the Company since its inception in 1971. Mr. Williams is the Chairman of the Board and Chief Executive Officer of the Company. Mr. Williams founded the business of the Company in 1971 and since that time has acted as Chairman and Chief Executive Officer. Mr. Williams is also a director of Barnett Banks, Inc., Crawford & Company and the Atlanta Regional Commission. Mr. Williams is 54 years old.

MEETINGS OF THE BOARD OF DIRECTORS

     During 1996, the Board held six regular meetings. All of the directors attended at least 75% of all Board and committee meetings in 1996.

COMMITTEES OF THE BOARD OF DIRECTORS

     Audit Committee. The Board of Directors has established an Audit Committee that consists of Messrs. Bloom, French and Parker. Mr. Parker is chairman of the Committee. The Audit Committee is responsible for recommending to the Board the firm to be employed as independent auditors of the Company, reviewing with the independent auditor the Company's financial statements and internal accounting controls and the plans and results of the audit engagement, approving the professional services provided by the independent auditor, reviewing the independence of the independent auditor, considering the range of audit and non-audit fees and reviewing the adequacy of the Company's internal accounting controls. During 1996, the Audit Committee held one meeting.

     Compensation Committee. The Board of Directors has established an Executive Compensation Committee (the "Compensation Committee") that consists of Mrs. Virginia C. Crawford (whose term as a director expires at the Annual Meeting) and Messrs. Blank and Shaw. Mr. Shaw is chairman of the Committee. The Compensation Committee is responsible for making recommendations, at least annually, to the Board of Directors regarding the policies of the Company relating to, and the amounts and terms of, all compensation of executive officers of the Company and administering and discharging in full the authority of the Board with respect to the Employee Stock Plan and the Profit Sharing Plan. During 1996, the Compensation Committee held two meetings.

     The Company does not have a nominating committee.

COMPENSATION OF DIRECTORS

     The Company pays its directors who are not employees of the Company fees for their services as directors. Directors receive annual compensation of $12,000 plus a fee of $500 for attendance (in person or by telephone) at each meeting of the Board of Directors, but not for committee meetings. Directors are reimbursed for all out-of-pocket expenses incurred in attending all Board and committee meetings.

     Messrs. French, Parker and Shaw, upon joining the Board of Directors, each received an initial grant of options to purchase 361 shares of Common Stock and, on December 31, 1994, 1995 and 1996, each received a grant of options to purchase 318, 314 and 248 shares of Common Stock, respectively. Messrs. Blank and Bloom, upon joining the Board of Directors, each received an initial grant of options to purchase 314 shares of Common Stock and, on December 31, 1995 and 1996, each received a grant of options to purchase 314 and 248 shares of Common Stock, respectively. Historically, each director who was serving as such on December 31 of each year and who had served as such for more than one year, on each December 31, automatically received a grant of options to purchase that number of shares of Common Stock determined by dividing $10,000 by the fair market value per share of the Common Stock on the date of grant of such option at an exercise price equal to 100% of the fair market value of the Common Stock on the date of grant of such option. As of February 20, 1997, each director who is serving as such on December 31 of each year and who has served as such for more than one year will, on each December 31, automatically receive a grant of options to purchase 1,000 shares of Common Stock at an exercise price equal to 100% of the fair market value of the Common Stock on the date of grant of such option. In the event of a change of control of the Company, the Board may unilaterally cancel a director's option to purchase Common Stock as of any date to the extent then unexercised after advance written notice to each affected director.

        COMMON STOCK OWNERSHIP BY MANAGEMENT AND PRINCIPAL SHAREHOLDERS

     The following table sets forth the beneficial ownership of shares of Common Stock as of March 19, 1997 for (i) directors of the Company, (ii) the Chief Executive Officer and each of the four other most highly compensated executive officers of the Company (collectively the "Named Executive Officers"), (iii) the directors and executive officers of the Company as a group and (iv) each person who is a shareholder of the Company holding more than a 5% interest in the Company. Unless otherwise indicated in the footnotes, all of such interests are owned directly, and the indicated person or entity has sole voting and disposition power. The number of shares of Common Stock represents (a) the number of shares of Common Stock the person beneficially owns plus (b) the number of shares of Common Stock issuable upon exercise of currently outstanding options plus (c) the number of shares of Common Stock into which Units of limited partnership interests in Post Apartment Homes, L.P. ("Units") beneficially owned by the person are redeemable (if the Company elects to issue shares of Common Stock rather than pay cash upon such redemption).

                                                                 NUMBER
                                                                OF SHARES
                                                              BENEFICIALLY
NAME AND ADDRESS OF BENEFICIAL OWNER                              OWNED       PERCENT OF CLASS(1)
------------------------------------                          -------------   -------------------
DIRECTORS AND EXECUTIVE OFFICERS
John A. Williams(2).........................................    2,914,221            12.2%
John T. Glover(3)...........................................    1,155,801             5.1%
W. Daniel Faulk, Jr.(4).....................................      210,678          *
Jeffrey A. Harris(5)........................................       76,277          *
Timothy A. Peterson(6)......................................       36,095          *
  3350 Cumberland Circle, N.W.,
  Suite 2200
  Atlanta, Georgia 30339
Arthur M. Blank(7)..........................................       20,549          *
  2727 Paces Ferry Road
  11th Floor
  Atlanta, Georgia 30339
Herschel M. Bloom(8)........................................        8,601          *
  191 Peachtree Street
  Atlanta, Georgia 30303
Russell R. French(9)........................................        6,224          *
  9 North Parkway Square
  4200 Northside Parkway
  Atlanta, Georgia 30327
William A. Parker, Jr.(10)..................................      300,082             1.4%
  1900 Garraux Woods Road, N.W.
  Atlanta, Georgia 30327
J.C. Shaw(11)...............................................      171,227          *
  721 West Avenue
  Cartersville, Georgia 30120
All executive officers and directors as a group (23             5,259,393            20.4%
  persons)(12)..............................................

OTHER FIVE PERCENT SHAREHOLDERS
Cohen & Steers Capital Management, Inc.(13).................    2,105,400             9.6%
Franklin Resources, Inc.(14)................................    1,390,575             6.3%
LaSalle Advisors Limited Partnership(15)....................    1,365,573             6.2%
Brown Capital Management(16)................................    1,176,807             5.4%

---------------

   * Less than 1%.

 (1) Based on an aggregate of 21,958,319 shares of Common Stock issued and outstanding as of March 19, 1997. Units are redeemable for Common Stock or cash, at the option of the Company. Assumes that all options beneficially owned by the person are exercised and all Units beneficially owned by the person are redeemed for shares of Common Stock. The total number of shares outstanding used in calculating this percentage assumes that none of the options beneficially owned by other persons are exercised and none of the Units beneficially owned by other persons are redeemed for shares of Common Stock.
 (2) Includes (i) 105,431 shares of Common Stock issuable upon exercise of outstanding stock options, (ii) 204,106 shares of Common Stock issuable upon redemption of Units owned by Mr. Williams, (iii) 1,589,625 shares of Common Stock issuable upon redemption of Units deemed beneficially owned by Mr. Williams through control of certain limited partnerships and (iv) 209,839 shares of Common Stock (of which Mr. Williams has shared voting and disposition power) issuable upon redemption of Units deemed beneficially owned by Mr. Williams through his control of a corporation (which shares are also shown as being beneficially owned by Mr. John T. Glover). Does not include 21,131 shares of Common Stock issuable upon exercise of outstanding stock options which become exercisable when the market price of the Common Stock maintains a certain level.
 (3) Includes (i) 105,431 shares of Common Stock issuable upon exercise of outstanding stock options, (ii) 68,890 shares of Common Stock issuable upon redemption of Units owned by Mr. Glover, (iii) 405,426 shares of Common Stock issuable upon redemption of Units deemed beneficially owned by Mr. Glover through his control of certain limited partnerships, (iv) 11,189 shares of Common Stock issuable upon redemption of Units deemed beneficially owned by Mr. Glover as trustee of a trust for the benefit of Mr. Williams' family, (v) 209,839 shares of Common Stock (of which Mr. Glover has shared voting and disposition power) issuable upon redemption of Units deemed beneficially owned by Mr. Glover through his control of a corporation (which shares are also shown as being beneficially owned by Mr. John A. Williams) and (vi) 1,100 shares deemed beneficially owned by Mr. Glover as Trustee for the John A. Williams 1986 Trust. Does not include 21,131 shares of Common Stock issuable upon exercise of outstanding options which become exercisable when the market price of the Common Stock maintains a certain level.
 (4) Includes (i) 65,142 shares of Common Stock issuable upon exercise of outstanding stock options, (ii) 142,560 shares of Common Stock issuable upon redemption of Units owned by Mr. Faulk and (iii) 1,590 shares of Common Stock issuable upon redemption of Units owned by Mr. Faulk's children. Does not include 12,780 shares of Common Stock issuable upon exercise of outstanding options which become exercisable when the market price of the Common Stock maintains a certain level.
 (5) Includes (i) 300 shares of Common Stock owned by Mr. Harris' children, (ii) 47,285 shares of Common Stock issuable upon exercise of outstanding stock options and (iii) 1,396 shares of Common Stock issuable upon redemption of Units owned by Mr. Harris. Does not include 10,472 shares of Common Stock issuable upon exercise of outstanding options which become exercisable when the market price of the Common Stock maintains a certain level.
 (6) Includes 34,996 shares of Common Stock issuable upon exercise of outstanding stock options. Does not include 10,523 shares of Common Stock issuable upon exercise of outstanding options which become exercisable when the market price of the Common Stock maintains a certain level.
 (7) Includes 876 shares of Common Stock issuable upon exercise of outstanding stock options.
 (8) Includes (i) 876 shares of Common Stock issuable upon exercise of outstanding stock options and (ii) 200 shares of Common Stock deemed beneficially owned by Mr. Bloom as trustee of a trust for the benefit of Bernice Bloom.
 (9) Includes (i) 1,241 shares of Common Stock issuable upon exercise of outstanding stock options and (ii) 409 shares of Common Stock held by Mr. French's spouse.
(10) Includes (i) 1,241 shares of Common Stock issuable upon exercise of outstanding stock options, (ii) 41,000 shares of Common Stock deemed beneficially owned by Mr. Parker as co-trustee of the J. Bulow Campbell Foundation, (iii) 5,524 shares of Common Stock deemed beneficially owned by Mr. Parker as a director of the Atlantic Investment Company, (iv) 48,949 shares of Common Stock issuable upon redemption of Units owned by Mr. Parker, (v) 94,712 shares of Common Stock issuable upon redemption of Units deemed beneficially owned by Mr. Parker as a general partner of a general partnership, (vi) 48,949 shares of

     Common Stock issuable upon redemption of Units owned by Mr. Parker's spouse, and (vii) 50,380 shares of Common Stock issuable upon redemption of Units held by a trust for the benefit of Mr. Parker's spouse.
(11) Includes 248 shares of Common Stock issuable upon exercise of outstanding stock options.
(12) Represents (i) 1,458,739 shares of Common Stock beneficially owned by such directors and executive officers, (ii) 653,716 shares of Common Stock issuable upon the exercise of stock options beneficially owned by such directors and executive officers, and (iii) 3,146,938 shares of Common Stock issuable upon redemption of Units beneficially owned by such directors and executive officers. Does not include 147,262 shares of Common Stock issuable upon exercise of outstanding options which become exercisable when the market price of the Common Stock maintains a certain level.
(13) This information is included in reliance upon a Schedule 13G filed by Cohen & Steers Capital Management, Inc. ("Cohen & Steers") with the Securities and Exchange Commission (the "Commission") on February 7, 1997. Cohen & Steers has sole voting power over 1,795,400 shares of Common Stock and sole dispositive power over 2,105,400 shares of Common Stock. Cohen & Steers' address is 757 Third Avenue, New York, New York 10017.
(14) Represents shares of Common Stock owned by open or closed-end investment companies or other managed accounts which are advised by subsidiaries of Franklin Resources, Inc. ("Franklin"), a corporation in which Charles B. Johnson and Rupert H. Johnson, Jr. are affiliates, as follows: (i) 1,047,400 shares of Common Stock held by Templeton Global Advisors Limited ("Global"), as to which Global has sole voting and dispositive power, (ii) 203,375 shares of Common Stock held by Templeton Investment Management Limited ("Templeton Investment"), as to which Templeton Investment has sole voting and dispositive power, (iii) 125,000 shares of Common Stock held by Franklin Advisers, Inc. ("Advisers"), as to which Advisers has sole voting and dispositive power and (iv) 14,800 shares of Common Stock held by Templeton Investment Management (Australia) Limited ("Management Australia"), as to which Management Australia has sole voting and dispositive power. This information is included in reliance upon a Schedule 13G filed by Franklin, Charles B. Johnson and Rupert H. Johnson, Jr. with the Commission on February 13, 1997. The address of Franklin and Messrs. Johnson and Johnson is 777 Mariners Island Blvd., San Mateo, CA 94404.
(15) Represents shares of Common Stock owned by LaSalle Advisors Limited Partnership ("LaSalle") and certain affiliates of LaSalle, as follows: (i) 772,098 shares of Common Stock held by LaSalle, as to which LaSalle shares voting power with respect to 142,448 shares of Common Stock, has sole voting and dispositive power with respect to 379,050 shares of Common Stock, and shared dispositive power with respect to 393,048 shares of Common Stock, (ii) 593,476 shares of Common stock held by ABKB/LaSalle Securities Limited Partnership ("ABKB"), as to which ABKB has sole voting and dispositive power with respect to 126,450 shares of Common Stock, shared voting power with respect to 374,649 shares of Common Stock, and shared dispositive power with respect to 467,025 shares of Common Stock,
     (iii) 1,365,573 shares of Common Stock held by William K. Morrill, Jr. as an employee of both ABKB and LaSalle, as to which Mr. Morrill has sole voting as dispositive power with respect to 505,500 shares of Common Stock, shared voting power with respect to 517,097 shares of Common Stock, and shared dispositive power with respect to 860,073 shares of Common Stock and
     (iv) 1,365,573 shares of Common Stock held by Keith R. Pauley as an employee of both ABKB and LaSalle, as to which Mr. Pauley has sole voting as dispositive power with respect to 505,500 shares of Common Stock, shared voting power with respect to 517,097 shares of Common Stock, and shared dispositive power with respect to 860,073 shares of Common Stock. This information is included in reliance upon a Schedule 13G filed by LaSalle with the Commission on February 14, 1997. The address of LaSalle, ABKB and Messrs. Morrill and Pauley is 11 South LaSalle Street, Chicago, Illinois 60603.
(16) This information is included in reliance upon a Schedule 13G filed by Brown Capital Management ("Brown") with the Commission on February 4, 1997. Brown's address is unavailable.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth certain information concerning the compensation paid to the Company's Named Executive Officers whose salary and bonus compensation for the year ended December 31, 1996 exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                                           LONG-TERM
                                                                                         COMPENSATION
                                                                                         -------------
                                                       ANNUAL COMPENSATION                  AWARDS
                                            ------------------------------------------   -------------
                                                                            OTHER         SECURITIES
                                                                           ANNUAL         UNDERLYING
NAME AND PRINCIPAL POSITION                 YEAR  SALARY($)  BONUS($)  COMPENSATION(1)   OPTIONS(#)(2)
---------------------------                 ----  ---------  --------  ---------------   -------------
John A. Williams..........................  1996   $250,000  $103,082     $141,861          21,131
  Chairman of the Board                     1995    225,000   143,640       75,510          36,791
  of Directors and Chief                    1994    225,000   157,500           --          28,640
  Executive Officer
John T. Glover............................  1996    250,000   103,082       84,524          21,131
  President, Chief                          1995    225,000   143,640       40,374          36,791
  Operating Officer                         1994    225,000   157,500           --          28,640
  and Treasurer
W. Daniel Faulk, Jr.......................  1996    168,000    69,271           --          12,780
  President -- Post                         1995    160,000    87,144           --          22,322
  Apartment Development                     1994    140,000    98,000           --          17,280
Jeffrey A. Harris.........................  1996    168,000    51,088      261,024          10,472
  President -- Post                         1995    130,000    66,394           --          17,005
  Management Services                       1994    100,000    84,000           --          15,280
Timothy A. Peterson.......................  1996    125,000    51,541           --          10,523
  Executive Vice President                  1995     90,000    57,456           --          14,716
  Post Corporate Services                   1994     85,000    56,525           --          10,280

---------------

(1) Amounts shown for Messrs. Williams and Glover for 1996 include (i) the cost of tax and financial planning by third parties in the amounts of $73,627 and $40,213, respectively and (ii) personal use of the corporate aircraft in the amounts of $65,421 and $41,497, respectively. The amount shown for Mr. Harris for 1996 includes (i) forgiveness of indebtedness in the amount of $142,857 and (ii) the cost of tax payments related to the forgiveness of such indebtedness in the amount of $115,353. Amounts shown for Messrs. Williams and Glover for 1995 include (i) the cost of tax and financial planning advice by third parties in the amounts of $49,000 and $29,600, respectively and (ii) personal use of the corporate aircraft in the amounts of $25,606 and $9,870, respectively.
(2) Represents options granted to the Named Executive Officers for meeting certain performance goals during the year indicated, but granted in the following year.

OPTION GRANTS TABLE

     The following table sets forth information regarding option grants during fiscal 1996 to each of the Named Executive Officers:

                                 OPTION GRANTS

                                                                                              POTENTIAL REALIZABLE
                                                  INDIVIDUAL GRANTS                             VALUE OF ASSUMED
                           ----------------------------------------------------------------   ANNUAL RATE OF STOCK
                              NUMBER OF      PERCENT OF TOTAL                                  PRICE APPRECIATION
                             SECURITIES      OPTIONS GRANTED                                     FOR OPTION TERM
                             UNDERLYING      TO EMPLOYEES IN    EXERCISE PRICE   EXPIRATION   ---------------------
                           OPTIONS GRANTED     FISCAL 1996        PER SHARE         DATE         5%         10%
                           ---------------   ----------------   --------------   ----------   --------   ----------
John A. Williams.........      36,791              15.3%            $32.25       2/22/06      $746,190   $1,890,991
John T. Glover...........      36,791              15.3              32.25       2/22/06       746,190    1,890,991
W. Daniel Faulk, Jr......      22,322               9.3              32.25       2/22/06       452,732    1,147,311
Jeffrey A. Harris........      17,005               7.1              32.25       2/22/06       344,893      874,026
Timothy A. Peterson......      14,716               6.1              32.25       2/22/06       298,468      756,376

FISCAL YEAR-END OPTION VALUE TABLE

     The following table sets forth certain information with respect to the value of unexercised in-the-money options held by the Named Executive Officers of the Company at December 31, 1996. No options were exercised by the Named Executive Officers of the Company during 1996.

                         FISCAL YEAR-END OPTION VALUES

                                                        SECURITIES UNDERLYING         VALUE OF
                                                              NUMBER OF             UNEXERCISED
                                                             UNEXERCISED            IN-THE-MONEY
                                                               OPTIONS                OPTIONS
                                                            AT FY-END (#)          AT FY-END ($)
NAME                                                      (ALL EXERCISABLE)     (ALL EXERCISABLE)(1)
----                                                    ---------------------   --------------------
John A. Williams......................................         105,431                $950,048
John T. Glover........................................         105,431                 950,048
W. Daniel Faulk, Jr...................................          65,142                 587,561
Jeffrey A. Harris.....................................          47,285                 429,595
Timothy A. Peterson...................................          34,996                 314,418

---------------

(1) Based on a closing price of $40.25 per share of Common Stock on December 31, 1996.

PROFIT SHARING PLAN

     The Company has adopted a qualified profit sharing plan for the benefit of employees of the Company, its subsidiaries and affiliates. An employee is eligible to share in contributions made under the plan after he has been employed on the first day of a calendar year. Thereafter an employee will share in the contributions, if any, made for each calendar year if he is an employee on the last day of such calendar year. Each participating employee's share of any contribution is (subject to certain limitations for highly compensated employees) based on the ratio that his compensation for such year bears to the compensation of all participating employees for such year. Contributions made on behalf of participating employees are credited to an account under the plan in his name, and his interest in such account begins to vest upon the completion of three years of service as an employee. Upon the completion of three years of service each employee has a 20% vested interest in his account, which continues to vest at a rate of 20% for each year of service such employee completes thereafter. Contributions are made based on a discretionary amount determined by management of the Company. The contributions, if any, are made to a trust which is tax exempt. The assets of the trust are invested by the trustee. The plan was amended in 1993 to provide for participation by Messrs. Williams, Glover and Faulk. The Company's contributions to the plan during 1994, 1995, and 1996 were $147,000, $145,000 and $104,000, respectively.

NONCOMPETITION AND EMPLOYMENT CONTRACT

     Each of Messrs. Williams and Glover has entered into noncompetition agreements with the Company and Post Apartment Homes, L.P. (the "Operating Partnership"). These agreements prohibit each individual, subject to certain limited exceptions, from engaging in managerial responsibilities directly or indirectly in the development, operation, management, leasing or landscaping of any multifamily community for the period of his employment by the Company and the Operating Partnership or its affiliates, including Post Services, Inc. ("Post Services") and for two years thereafter. Each of Messrs. Williams and Glover has entered into an employment contract with each of the Company, the Operating Partnership and Post Services, for a term of five years although each has the right to resign after three years. The contracts provide for annual base compensation of an aggregate of $225,000, subject to any increases in base compensation approved by the Compensation Committee of the Board, of which each of Messrs. Williams and Glover will receive $125,000 from the Operating Partnership, $50,000 from Post Services and $50,000 from the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1996, Mrs. Crawford (whose term as a Director expires at the Annual Meeting) and Messrs. Blank and Shaw served as members of the Compensation Committee. No member of the Committee was an officer or employee of the Company or any of its subsidiaries during 1996 or any time prior thereto.

                              CERTAIN TRANSACTIONS

LANDSCAPING SERVICES

     Certain executive officers and directors employ the Company to provide landscaping services through the Company's landscaping affiliate, Post Landscape Services, Inc. During 1996, the Company received landscaping fees of $353,000 from Mr. Williams, $47,000 from Mr. Glover and $358,000 from Mr. Blank. In the aggregate, these fees included $242,000 of reimbursed expenses which the Company does not include in landscape services revenue. As a result of these transactions, $516,000 of landscape services revenue was recognized in the Company's 1996 financial statements. All landscaping services were provided to the directors at the market price for such services and to the executive officers at the cost to the Company of providing such services.

INSIDER LOAN

     In 1996, Jeffrey A. Harris, an executive officer of the Company, borrowed $1 million from the Company in order to purchase shares of Common Stock of the Company. The loan bears no interest and is payable on demand. The Company intends to forgive this loan in certain installments equal to approximately $142,857 per year, providing that the Company meets certain performance targets. Under this criteria, the Company forgave $142,857 of the loan during 1996.

                        REPORT ON EXECUTIVE COMPENSATION

TO OUR SHAREHOLDERS

     The Compensation Committee is comprised of three independent, non-employee directors. It is the Committee's responsibility to:

     - Make recommendations and reports to the Board concerning matters of executive compensation,

     - Administer the Company's executive incentive plans,

     - Review compensation plans, programs and policies, and

     - Monitor the performance and compensation of executive officers.

     In performing these duties, the Compensation Committee considers recommendations from management along with other factors. The Compensation Committee has available to it an executive compensation consultant, as well as access to an extensive compensation database.

THE COMPENSATION COMMITTEE'S PHILOSOPHY

     The Compensation Committee's philosophy on establishing executive compensation programs is to:

     - Foster a high performance culture that motivates and retains high-performing executives,

     - Direct the compensation program for the achievement of strategic objectives that enhance shareholder value,

     - Be more performance driven than our market, and

     - Orient pay more toward incentive compensation than base salary.

COMPONENTS OF COMPENSATION

     The Compensation Committee believes the overall compensation program plays a key role in keeping senior management focused on the enhancement of shareholder value. The Company has three primary components of pay, and each serves a unique purpose toward the fulfillment of the Compensation Committee's compensation objectives.

     - Salary: Pays the executive for performing the basic job, performing routine or designated tasks,

     - Bonus: Rewards the executive for favorable annual performance, and

     - Stock options: Link executive pay directly to shareholder investment.

     The Compensation Committee considers all elements of compensation when determining the appropriate levels within each component.

DEFINING THE MARKET

     The Compensation Committee periodically compares its executive compensation practices to the "market." For this purpose, the market is defined as a cross section of (a) equity REITs with similar market capitalization to the Company, and (b) companies from other industries with similar revenues.

     The practices of similar-sized companies from other industries are reviewed because of the limited amount of compensation data available from the REIT industry. The Compensation Committee believes this market definition provides reasonable pay comparisons, enabling the Company to assure executives that they are being paid fairly, while assuring shareholders that executive pay levels are reasonable.

     The Compensation Committee believes that market practices provide a solid benchmark for compensation comparisons. However, the Compensation Committee does not believe that market practices are necessarily the most effective for the Company. It intends for the Company's pay philosophy to be more conservative than the market. Specifically, when the Company's performance is considered average, executive officer compensation should be below market averages.

     Some of the equity REITs used for compensation comparisons are also included in the NAREIT Equity Index used in the performance graph. The Compensation Committee believes, however, that the most direct competitors for executive talent may not be all of the companies included in that index.

BASE SALARY

     Salary levels are established based on the executive officers':

     - Overall individual performance,

     - Tenure with the Company, and

     - Industry experience.

     The Company's base salaries for executive officers appear conservative versus the market. The Compensation Committee intends to maintain this posture for base salaries, provided the practice is serving the Company's best interests, including the achievement of desired performance and the ability to attract and retain highly qualified personnel.

     Annual salary increases for executive officers take into account both the individual's and the Company's overall financial performance. The Compensation Committee considers a number of factors when evaluating individual performance. They include the executive's efforts in:

     - Generating favorable financial performance,

     - Promoting Company values,

     - Improving product quality,

     - Developing relationships with customers, suppliers and employees, and

     - Demonstrating leadership abilities.

BONUSES

     The Company's annual incentive plan (the "Plan") promotes the Company's pay-for-performance philosophy, in that the Company communicates specific annual corporate performance goals, based on the Company's three-year strategic plan (which is updated annually), and then motivates senior management to achieve those goals. The Plan is structured to foster teamwork among the executive officers and to focus efforts on corporate results that directly impact shareholders.

     The corporate performance measure is Funds From Operations (FFO). FFO is defined as income or loss before minority interests of unitholders of the Operating Partnership, extraordinary items, and non-recurring formation expenses and certain non-cash items, primarily depreciation of real estate assets. Industry analysts consider FFO to be an appropriate measure of the performance of an equity REIT.

     In the case of some members of senior management, the award may vary based on non-FFO performance criteria, but no bonus will be paid to any member of senior management if budgeted corporate FFO is not achieved.

     Target awards, in line with competitive practices, are established at the start of the year. Actual payouts may vary above or below target based on the performance level achieved. For 1996, based on FFO performance achieved, the maximum payout to plan participants was 41.23%.

STOCK OPTIONS

     In 1995, the Compensation Committee adopted the performance stock option plan grant guidelines, under which grant sizes to executive officers under the Post Properties, Inc. Employee Stock Plan are dependent on FFO performance. The purpose for adopting these guidelines was twofold: to tie executive officers' interests to shareholders' interests and to allow these employees to participate in the Company's success. The Committee believes the guidelines' design supports the Company's executive pay philosophy in that:

     - The size of the stock option pool available for distribution is dependent on the Company's annual FFO performance level,

     - Individual award sizes are dependent on payouts generated from the annual incentive plan, and

     - Vesting of awards is dependent on sustained increases in stock price, and the required level of appreciation necessary for vesting to begin is 10% from the grant price.

     The Compensation Committee targets total option awards that are below market averages in years of average performance. Performance must be outstanding for the aggregate option pool to reach average market levels. The

Compensation Committee does not consider current stock holdings or historical information when determining option award sizes.

     Based on FFO performance levels in 1996, the Committee granted 76,037 options to the Named Executive Officers in February 1997.

CHIEF EXECUTIVE OFFICER COMPENSATION

     Mr. Williams' compensation for 1996 consisted of base salary and bonus. The Compensation Committee believed that Mr. Williams' base salary was below market medians and approved a salary increase for 1996. The Compensation Committee believes Mr. Williams' bonus payout opportunity at budgeted and outstanding FFO performance is conservative versus market practices. He received a bonus payout in 1996, based on 1996 FFO performance.

     The Compensation Committee adopted the performance stock option plan grant guidelines in 1995, with stock option grants based on FFO performance. As noted in the stock option section of this report, in February 1997 the Compensation Committee approved a stock option grant to Mr. Williams, based on FFO performance in 1996.

POLICY WITH RESPECT TO THE $1 MILLION DEDUCTION LIMIT

     The Omnibus Budget Reconciliation Act of 1993 placed certain limits on the deductibility of non-performance based executive compensation for a company's employees, unless certain requirements are met.

     Currently, the Compensation Committee does not believe that there is a risk of losing deductions under the new law. However, in the future, the Compensation Committee intends to consider carefully any plan or compensation arrangement that might result in the disallowance of compensation deductions. It will use its best judgment, taking all factors into account, including the materiality of any deductions that may be lost versus the broader interests of the Company to be served by paying adequate compensation for services rendered, before adopting any plan or compensation arrangement.

          J.C. Shaw
        Virginia C. Crawford
        Arthur M. Blank

     THE FOREGOING REPORT SHOULD NOT BE DEEMED INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT INTO ANY FILING UNDER THE SECURITIES ACT OF 1933 OR UNDER THE SECURITIES EXCHANGE ACT OF 1934 (TOGETHER, THE "ACTS"), EXCEPT TO THE EXTENT THAT THE COMPANY SPECIFICALLY INCORPORATES THIS INFORMATION BY REFERENCE, AND SHALL NOT OTHERWISE BE DEEMED FILED UNDER SUCH ACTS.

                         STOCK PRICE PERFORMANCE GRAPH

     The following stock price performance graph compares the Company's performance to the S&P 500 and the index of equity real estate investment trusts prepared by the National Association of Real Estate Investment Trusts ("NAREIT"). The stock price performance graph assumes an investment of $100 in the Company on July 16, 1993 and an investment of $100 in the two indexes on July 31, 1993 and further assumes the reinvestment of all dividends. The difference in the initial start date is due to the fact that the Company's Common Stock did not start trading publicly until mid-July. The Company believes that the net effect of this difference in start dates will not have a material effect on the performance graph. Equity real estate investment trusts are defined as those which derive more than 75% of their income from equity investments in real estate assets. The NAREIT equity index includes all tax qualified real estate investment trusts listed on the New York Stock Exchange, the American Stock Exchange or the Nasdaq Stock Market. Stock price performance, presented quarterly for the period from July 16, 1993 through December 31, 1996 is not necessarily indicative of future results.

      JULY 16, '93=100

         Measurement Period
       (Fiscal Year Covered)                 PPS               S&P 500              NAREIT
July '93                                             100                 100                 100
Sep '93                                           128.22              102.41              107.47
Dec '93                                           123.52              104.09               99.54
Mar '94                                           117.36               99.48              102.93
Jun '94                                           129.75               99.14              104.82
Sep '94                                           126.33              103.25              102.68
Dec '94                                           133.94              102.49              102.70
Mar '95                                           127.96              111.74              102.52
Jun '95                                           132.59              121.56              108.55
Sep '95                                           137.82              130.41              113.66
Dec '95                                           143.70              137.45              118.37
Mar '96                                           148.67              144.05              121.06
Jun '96                                           163.97              149.65              126.45
Sep '96                                           171.97              153.36              134.72
Dec '96                                           191.06              165.30              160.12

     THE STOCK PRICE PERFORMANCE GRAPH SHALL NOT BE DEEMED INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT INTO ANY FILING UNDER THE ACTS EXCEPT TO THE EXTENT THAT THE COMPANY SPECIFICALLY INCORPORATES THIS INFORMATION BY REFERENCE, AND SHALL NOT OTHERWISE BE DEEMED FILED UNDER SUCH ACT.

                                 OTHER MATTERS

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires executive officers and directors of the Company and persons who beneficially own more than ten percent of the Company's Common Stock to file with the Securities and Exchange Commission certain reports, and to furnish copies thereof to the Company, with respect to each such person's beneficial ownership of the Company's equity securities. Based solely upon a review of the copies of such reports furnished to the Company and certain representations of such persons, all such persons have complied with the applicable reporting requirements.

INDEPENDENT PUBLIC ACCOUNTANTS

     Price Waterhouse LLP has audited the accounts of the Company and its subsidiaries for fiscal year 1996 and has been appointed by the Board of Directors to continue in that capacity for the Company's fiscal year ending December 31, 1997. A representative of Price Waterhouse LLP will be present at the Annual Meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions.

ANNUAL REPORT TO SHAREHOLDERS

     The Annual Report of the Company for the year ended December 31, 1996, including audited financial statements, accompanies this Proxy Statement. The Annual Report does not form any part of the material for the solicitation of proxies.

ANNUAL REPORT ON FORM 10-K

     THE COMPANY WILL PROVIDE WITHOUT CHARGE, AT THE WRITTEN REQUEST OF ANY HOLDER OF COMMON STOCK OF RECORD AS OF THE CLOSE OF BUSINESS ON MARCH 19, 1997, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, EXCEPT EXHIBITS THERETO. The Company will provide copies of the exhibits, should they be requested by eligible shareholders, and the Company may impose a reasonable fee for providing such exhibits. Request for copies of the Company's Annual Report on Form 10-K should be mailed to:

        Post Properties, Inc.
        3350 Cumberland Circle
        Suite 2200
        Atlanta, Georgia 30339-3363
        Attention: Secretary

SHAREHOLDER PROPOSALS

     Any shareholder proposals intended to be presented at the Company's 1998 Annual Meeting of Shareholders must be received by the Company on or before December 12, 1997 to be eligible for inclusion in the Proxy Statement and form of proxy to be distributed by the Board of Directors in connection with such meeting.

OTHER MATTERS

     The Board of Directors knows of no other matters to be brought before the Annual Meeting.

EXPENSES OF SOLICITATION

     The cost of solicitation of proxies will be borne by the Company. In an effort to have as large a representation at the meeting as possible, special solicitation of proxies may, in certain instances, be made personally or by telephone, telegraph or mail by one or more employees of the Company. The Company also will reimburse brokers, banks, nominees and other fiduciaries for postage and reasonable clerical expenses of forwarding the proxy material to their principals who are beneficial owners of the Company's Common Stock. In addition, the Company has retained Corporate Communications, Inc. to assist in the solicitation of proxies with respect to shares of the Company's Common Stock held of record by brokers, nominees and institutions and, in certain cases, by other holders. Such solicitation may be made through the use of mails, by telephone or by personal calls. The anticipated cost of the services of Corporate Communications, Inc. is a fee of $5,000 plus expenses.

                                          By Order of the Board of Directors,

                                          /s/ Sherry W. Cohen
                                          Sherry W. Cohen
                                          Senior Vice President and Secretary

Atlanta, Georgia
April 10, 1997

                                                                          ANNEX



                            POST PROPERTIES, INC.
                                    PROXY
                  PROXY SOLICITED BY THE BOARD OF DIRECTORS
                    FOR THE ANNUAL MEETING OF SHAREHOLDERS
                               ON MAY 22, 1997


The undersigned hereby appoints John A. Williams and John T. Glover and each of them, proxies, with full power of substitution and resubstitution, for and in the name of the undersigned, to vote all shares of common stock of Post Properties, Inc. which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held on Thursday, May 22, 1997, at 9:00 a.m., local time, at 3350 Cumberland Circle, Suite 2200, Atlanta, Georgia, or at any adjournment thereof, upon the matters described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement, receipt of which is hereby acknowledged, and upon any other business that may properly come before the Annual Meeting of Shareholders or any adjournment thereof. Said proxies are directed to vote on the matters described in the Notice of Annual Meeting of Shareholders and Proxy Statement as follows, and otherwise in their discretion upon such other business as may properly come before the Annual Meeting of Shareholders or any adjournment thereof.

PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING ON MAY 22, 1997. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY.







--------------------------------------------------------------------------------

/X/ PLEASE MARK VOTES                                                                                      FOR ALL       WITHHOLD
    AS IN THIS EXAMPLE                                                                                 NOMINEES LISTED   AUTHORITY
                                                                                                         (EXCEPT AS     TO VOTE FOR
    ---------------------                                                                               MARKED BELOW   ALL NOMINEES
            POST                                    1. To elect two (2) directors to serve until the  TO THE CONTRARY)    LISTED
       PROPERTIES, INC.                                2000 Annual Meeting of Shareholders:                  [ ]            [ ]
    ---------------------
                                                       To serve until the 2000 Annaul Meeting of
                                                       Shareholders:
                                                                  Herschel M. Bloom
                                                                  J.C. Shaw
   RECORD DATE SHARES:                              (Instructions: To withhold authority to vote for any individual nominee, strike through the nominee's name in the list above.)

                                                    THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO DIRECTION IS
                                                    INDICATED, THE PROXY WILL BE VOTED FOR THE ABOVE-STATED
                                                    PROPOSALS.

                                             -----  Please sign exactly as your name or names appear hereon.  For more
Please be sure to sign and date this Proxy.  Date   than one owner as shown above, each should sign.  When signing in a
--------------------------------------------------  fiduciary or representative capacity, please give full title. If this proxy is submitted by a corporation, it should be executed in the full corporate name by a duly authorized officer, if a partnership, please sign in part-
    Shareholder sign here      Co-owner sign here   nership name by authorized person.
--------------------------------------------------